Exhibit 10.1

November 24, 2019

Joseph M. Nowicki

505 Huntmar Park Drive

Herndon, VA 20170

Re:Separation Agreement

Dear Joe:

This letter when signed by you will constitute the full agreement between you and Beacon Roofing Supply, Inc. and Beacon Sales Acquisition, Inc. (together, “the Company”) on the terms of your continued employment with, and eventual separation from, the Company (the “Agreement”).

1.

Your employment with the Company will continue until a date chosen by the Company, anticipated to be approximately 14 days after the start date of your successor Chief Financial Officer (the “Separation Date”), but in no event before January 1, 2020.  From the date of this Agreement through the start date of your successor, you will continue to devote your best efforts to faithfully discharge your duties to the Company as its Chief Financial Officer.  Following your successor’s start date until your Separation Date, you will remain a full-time employee and you will take reasonable and appropriate actions to cooperatively and smoothly transition the duties of Chief Financial Officer to your successor.  Through your Separation Date, you will continue to be provided with your current base salary and you will continue to participate in the Company’s employee benefits plans in accordance with their terms.  You will not be entitled to participate in the management cash bonus plan for the fiscal year beginning October 1, 2019, and you will not be entitled to any future equity grants under the Company’s Stock Plan.

2.

Your employment with the Company will terminate on the Separation Date.  Your final paycheck will include any unpaid base salary earned through the Separation Date, any accrued but unused vacation in accordance with the Company’s paid time off policy, and expense reimbursements in accordance with Company policy.

3.

In consideration of your acceptance of this Agreement, continued employment through the Separation Date, ongoing compliance with your May 13, 2015 Restrictive Covenant Agreement at Exhibit A (the Separation date will be considered your date of resignation under the Restrictive Covenant Agreement), and the execution and non-revocation of the Release of Claims (“Release”) at Exhibit B which will be presented to you on your Separation Date, you will be entitled to the following payments and benefits after your Separation Date:

(a)	The Company will provide you with continued salary for one year from the Separation Date at your annual rate of $505,918 per year, paid on regularly scheduled pay dates, less ordinary and necessary payroll deductions.  On the date of the last payment of continued salary, the Company also will pay you $493,271, representing 18 months of bonus based upon your FY2020 target bonus of $328,847, less ordinary and necessary payroll deductions.

(b)	Following the Separation Date, should you choose to elect COBRA benefits, the Company will reimburse you for your COBRA premium for one year.
(c)	At the Separation Date, the following outstanding long-term incentive awards will become vested:
(i)	Any unvested options that would have vested in calendar year 2020. Your deadline to exercise these options will be 90 days from the Separation Date.
(ii)	All outstanding unvested time-based Restricted Stock Units.
(iii)	The unvested performance-based RSUs granted on February 12, 2018.
(iv)	All other equity will be forfeited on the Separation Date.
(d)	Except as stated above, all other benefits and compensation end on the Separation Date.
(e)	You acknowledge that no other payments are due and owing to you.
(f)

The terms of your Restrictive Covenant Agreement will apply as if you voluntarily resigned on the Separation Date.  You acknowledge that should you fail to comply with the restrictions of the Restrictive Covenant Agreement, (i) all cash payments under this Agreement shall cease immediately and you will be obligated to remit to the Company, within 30 days of written demand, all such amounts previously paid to you; (ii) all outstanding equity awards under the Stock Plan shall immediately be forfeited and, within 30 days of written demand, you will remit to the Company either a number of shares of common stock previously received in connection with the vesting of a restricted stock or restricted stock unit award or the exercise of a stock option or a cash payment equal to the number of such shares multiplied by the closing price of the common stock on the date the award vested; and (iii) reimbursement of COBRA pursuant to paragraph 3(b) will cease.  You also agree that the Company will be entitled, in addition to any other rights or remedies available to it, to seek injunctive relief.

(g)	In the event the enforceability of any of the covenants in this Paragraph are challenged in court, the applicable time as to such covenant shall be deemed tolled upon the filing of the lawsuit challenging such enforceability until the dispute is finally resolved and all periods of appeal have expired.
4.

In the event of your death during the term of this Agreement, (a) no further payments of salary or continued pay will be made for any pay period after the date of death; (b) the date of your death will be a “qualifying event” for purposes of COBRA, entitling your current spouse and covered dependents to elect continued health, dental and vision coverage in accordance with the terms of the plan and COBRA.

5.

You agree to not make any disparaging or negative statements about the Company or its affiliated companies and its and their officers, directors and employees.  You also agree to provide reasonable cooperation to the Company in connection with any third-party/government audits or inquiries into matters during your tenure as CFO.  The Company will reimburse your for reasonable costs and expenses associated with any request for cooperation in this regard.

6.

You acknowledge and agree that this Agreement, including the Release set forth in Exhibit B, sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, and that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable.

7.	You agree to notify the Company within seventy-two (72) hours after accepting new paid employment or Board positions.
8.

Except to the extent preempted by federal law, this Agreement will be interpreted, enforced, and governed in accordance with the laws of the State of Delaware which are applicable to contracts made and to be performed in that state and without regard to the principles of conflict of laws.

9.

Each monthly payment described in Paragraph 3(a) will be considered a separate payment for purposes of Section 409A of the Internal Revenue Code. If at the time of your termination of employment for reasons other than death you are a “Key Employee” as determined in accordance with the procedures set forth in Treas. Reg. §1.409A-1(i), any amounts payable pursuant to this Agreement that are subject to Section 409A of the Internal Revenue Code shall not be paid or commence to be paid until six months following your termination of employment, or if earlier, the date of death.

10.

Notwithstanding any of the foregoing, in no event will any payment or benefits be provided pursuant to this Agreement if you voluntarily terminate your employment prior to the Separation Date or if your employment is terminated by the Company prior to the Separation Date for cause (cause means, as determined by the Company in its reasonable judgment, your gross negligence or willful misconduct in the performance of your duties or your commission of any act of fraud or embezzlement against the Company or of any felony or act involving dishonesty).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 24th day of November, 2019.

BEACON ROOFING SUPPLY, INC.

By:	/s/ JULIAN G. FRANCIS
Its:	President & CEO

EMPLOYEE

/s/	JOSEPH M. NOWICKI

Exhibit B

In consideration of the payments and benefits provided to you above, to which you are not otherwise entitled and the sufficiency of which you acknowledge, you do, on behalf of yourself and your heirs, administrators, executors and assigns, hereby fully, finally and unconditionally release and forever discharge the Company and its parent, subsidiary and affiliated entities and all their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors and assigns (collectively “Released Parties”), in their corporate, personal and representative capacities, from any and all obligations,  claims, damages, costs, attorneys’ fees, suits and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable under any local, state or federal common law, constitution, statute or ordinance, which arise from or relate to your past employment with the Company or the termination thereof, or any past actions or omissions of the Company or any of the Released Parties, including without limitation, rights and claims arising under the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Worker’s Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, or any other federal, state or local law or regulation.  Subject to applicable law, you also warrant that you have not filed or sued and will not sue or file any actions against the Company or any of the Released Parties with respect to claims covered by this release.

You recognize and understand that the foregoing is a general release by which you are giving up the opportunity to obtain compensation, damages, and other forms of relief for yourself.  This Agreement, however, is not intended to and does not interfere with the right of any governmental agency to enforce laws or to seek relief that may benefit the general public, or your right to assist with or participate in that process.  By signing this Agreement, however, you waive any right to personally recover against the Released Parties, and you give up the opportunity to obtain compensation, damages or other forms of relief for you other than that provided in this Agreement.  You represent that you are not aware of any facts on which a claim under the Fair Labor Standards Act, the Attorney Fees in Wage Action Act, or under applicable state minimum wage, wage payment or leave laws, could be brought.

Nothing contained in this Release limits Employee’s ability to, in good faith, report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Release does not limit Employee’s ability to communicate in good faith with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

If you accept the terms of this Release, please date and sign below and return it to Ross Cooper.  Once you execute this Release, you have seven (7) days in which to revoke in writing your acceptance by providing the same to me, and such revocation will render this Release null and void.  If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh day, this Release shall be effective the day after the seven-day revocation period has elapsed.

Sincerely,

BEACON ROOFING SUPPLY, INC.

By:	/s/ JULIAN G. FRANCIS
Name:	Julian G. Francis
Title:	President & CEO

By signing this letter, I represent and warrant that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the termination thereof.  I further acknowledge that the Company advised me in writing to consult with an attorney, that I had twenty-one (21) days, or until ______________ to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I understand and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated:	November 24, 2019	Signature:	/s/ JOSEPH M. NOWICKI